Prospectus supplement filed pursuant to Rule 424(b)(3)

                                                             File No. 333-118224

                              SUPPLEMENT No. 1

WE ARE PROVIDING TO YOU THIS SUPPLEMENT NO. 1 DATED AUGUST 20, 2004 ("SUPPLEMENT NO. 1") WHICH SUPERSEDES SOME OF THE INFORMATION CONTAINED IN THE FACING PAGE OF OUR JOINT PROXY STATEMENT-PROSPECTUS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 2004, FILE No. 333-118224 (THE "JOINT PROXY STATEMENT - PROSPECTUS"). SUPPLEMENT NO. 1 IS BEING DELIVERED TO YOU ALONG WITH OUR JOINT PROXY STATEMENT- PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE JOINT PROXY STATEMENT - PROSPECTUS IN CONJUNCTION WITH THIS SUPPLEMENT NO. 1.

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    DEFINITIVE PROXY STATEMENT OF             PROSPECTUS FOR COMMON SHARES OF
    WaveRider Communications Inc.         WaveRider Communications (Canada) Inc.
        (a Nevada corporation)                (a British Columbia corporation)
For An Annual Meeting To Be Held on               15,446,054 Common Shares
          September 27, 2004                          without par value


              REORGANIZATION PROPOSED - YOUR VOTE IS VERY IMPORTANT

      The board of directors of WaveRider Communications Inc. ("WaveRider") has unanimously approved recommends and is submitting to you for your approval at the annual meeting of stockholders to be held on Monday, September 27, 2004 at 2:00 p.m., local time, at the Radisson Hotel Toronto East, 55 Hallcrown Place, Toronto, Ontaro, Canada M2J 4R1, a proposal to reorganize WaveRider as a Canadian corporation and a proposal to elect six members to the board of directors of WaveRider.

      The reorganization would result in your owning common shares of a Canadian corporation rather than common stock of a Nevada corporation. The number of shares you will own in WaveRider Communications (Canada) Inc., the Canadian corporation ("WCAN"), will be the same as the number of shares you owned in WaveRider immediately prior to the reorganization. Upon completion of the reorganization, the Canadian corporation will continue to conduct our business as conducted prior to the reorganization. The reorganization cannot be completed unless the majority of stockholders of WaveRider entitled to vote at the annual meeting approve the Agreement and Plan of Merger. Because of the significance of this transaction, your participation in that meeting, in person or by proxy, is especially important.

      The reorganization contains certain important changes to your rights as shareholders and is not without some risk. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON PAGE 10.

      This joint proxy statement/prospectus provides you with detailed information regarding WaveRider Communications Inc., WaveRider Communications (Canada) Inc., the reorganization and other specific matters related to the annual meeting. We encourage you to read this entire joint proxy statement/prospectus carefully.

      Only holders of record of WaveRider common stock at the close of business on July 30, 2004 will be entitled to vote at the annual meeting. To ensure that your shares are represented, please complete, sign and date the enclosed proxy card, and return it promptly, whether or not you expect to attend the stockholders' meeting. You may revoke your proxy and vote in person if you decide to attend the annual meeting of stockholders.

      Currently, there is no established public trading market for the shares of WCAN. We expect the shares of WCAN to be quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc.

      The information in this joint proxy statement/ prospectus is not complete and may be changed. WaveRider Communications (Canada) Inc. and WaveRider Communications Inc. may not issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission containing this joint proxy statement/prospectus is declared effective by the Commission. This joint proxy statement/prospectus is not an offer to sell these securities and neither WaveRider Communications Inc. nor WaveRider Communications (Canada) Inc. is soliciting an offer to buy these securities in any state, province or territory where the offer or sale is not permitted.

      Neither the U.S. Securities and Exchange Commission nor any state or Canadian provincial or territorial securities regulatory authority has approved or disapproved of the securities to be issued in the merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The joint proxy statement/prospectus dated August 20, 2004, will be first mailed to stockholders on August 20, 2004.

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